Exhibit 23.1

1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Registration Statement on Form S-8 of Unity Bancorp, Inc. and Subsidiaries of our report dated March 10, 2023, relating to the consolidated financial statements of Unity Bancorp, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Unity Bancorp, Inc. and Subsidiaries for the year ended December 31, 2022. /s/ RSM US LLP New York, New York May 3, 2023